EXHIBIT 10.33

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of January 15, 2010 by and between CelLynx Group, Inc. (the “Company”) and Seahawk Capital Partners, Inc. (the “Consultant”).

RECITALS

1.    The Consultant has expertise in the investment banking and investor relations fields and is willing to provide consulting services to the Company.

2.    The Company is willing to engage the Consultant as an independent contractor on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1.   Engagement.

(a)    The Company hereby engages the Consultant to render, as an independent contractor, the consulting services described in Exhibit A hereto and such other services as may be agreed to in writing by the Company and the Consultant from time to time.

(b)    The Consultant hereby accepts the engagement to provide consulting services to the Company on the terms and conditions set forth herein.

2.   Term.  This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue until January 15, 2011 (the “Term”).  The Company may terminate this Agreement upon thirty (30) days’ written notice to the Consultant.

3.   Compensation.

(a)    In consideration of the services to be performed by the Consultant, the Company agrees to pay the Consultant in the manner and at the rates set forth in Exhibit A.

(b)           Out-of-pocket expenses incurred by the Consultant that are authorized by the Company in advance in writing shall be reimbursed by Company to the Consultant.

4.           Consultant's Business Activities.

(a)           During the term of this Agreement, the Consultant will engage in no business or other activities which are or may be, directly or indirectly, competitive with the business activities of the Company without obtaining the prior written consent of the Company.

(b)           The Consultant shall devote such time, attention and energy to the business and affairs of the Company as reasonably requested by the Company.

(c)           The Consultant shall keep and periodically provide to the Company a log describing the work activities of the Consultant.

5.           Confidential Information and Assignments.  The Consultant is simultaneously executing a confidential disclosure agreement (the “CDA”) with the Company.  The obligations under the CDA shall survive termination of this Agreement for any reason.

6.           Interference with the Company's Business.

(a)           Notwithstanding any other provision of this Agreement, for a period of one  (1) year after termination of this Agreement, the Consultant shall not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed or under contract  (whether as a consultant, employee or otherwise) by or to the Company during the period of such person's association with the Company and one (1) year thereafter.

(b)           Notwithstanding any other provision of this Agreement, and to the fullest extent permitted by law, for a period of one (1) year after termination of this Agreement, the Consultant shall not, directly or indirectly, solicit any clients or customers of the Company.  The Consultant agrees that such solicitation would necessarily involve disclosure or use of confidential information in breach of the Confidential Information and Invention Assignment Agreement.

7.           Representations and Warranties.  The Consultant represents and warrants to the Company (i) that the Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Consultant's undertaking this relationship with the Company, (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that the Consultant will not use in the performance of its responsibilities under this Agreement any confidential information or trade secrets of any other person or entity, and (iv) that the Consultant has not entered into and will not enter into any agreement (whether oral or written) in conflict with this Agreement.

8.           Indemnification.  The Consultant hereby indemnifies and agrees to defend and hold harmless the Company from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees, arising out of or relating to the services performed by the Consultant under this Agreement or the representations and warranties made by the Consultant pursuant to paragraph 7 hereof.  The Consultant's obligations under this paragraph 8 hereof shall survive the termination, for any reason, of this Agreement.

9.           Attorneys’ Fees.  Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to litigation to enforce this Agreement, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such litigation from the party or parties against whom enforcement was sought.

10.           Entire Agreement.  This Agreement, contains the entire understanding and agreement between the parties hereto with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreements, representations or warranties between them respecting the subject matter hereof.

11.           Amendment.  This Agreement may be amended only by a writing signed by the Consultant and by a representative of the Company duly authorized.

12.           Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

13.           Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successors), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

14.           Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an executive officer of the Company or other person duly authorized by the Company.

15.           Remedy for Breach.  The parties hereto agree that, in the event of breach or threatened breach of this Agreement, the damage or imminent damage to the value and the goodwill of the Company's business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate.  Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against the Consultant in the event of any breach or threatened breach by the Consultant, in addition to any other relief (including damages and the right of the Company to stop payments hereunder which is hereby granted) available to the Company under this Agreement or under law.

16.           Agreement to Perform Necessary Acts.  The Consultant agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

17.           Assignment.  This Agreement may not be assigned by the Consultant without the Company's prior written consent.  This Agreement may be assigned by the Company in connection with a merger or sale of all or substantially all of its assets, and in other instances with the Consultant's consent which consent shall not be unreasonably withheld or delayed.

18.           Compliance with Law.  In connection with his services rendered hereunder, the Consultant agrees to abide by all federal, state, and local laws, ordinances and regulations.

19.           Independent Contractor.  The relationship between the Consultant and the Company is that of independent contractor under a “work for hire” arrangement.  All work product developed by the Consultant shall be deemed owned and assigned to the Company.  This Agreement is not authority for the Consultant to act for the Company as its agent or make commitments for the Company.  The Consultant will not be eligible for any employee benefits, nor will the Company make deductions from fees to the Consultant for taxes, insurance, bonds or the like.  The Consultant retains the discretion in performing the tasks assigned, within the scope of work specified.

20.           Taxes.  The Consultant agrees to pay all appropriate local, state and federal taxes.

21.           Governing Law.  This Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of New York, USA.

CelLynx Group, Inc.	Seahawk Capital Partners, Inc.

By: /s/ Daniel Ash	/s/ Joseph Moscato
Name: Daniel Ash	Name: Joseph Moscato
Title: Chief Executive Officer (CEO) CelLynx Group, Inc. 25910 Acero, Suite 370 Mission Veijo, CA 92691 USA	Title: Managing Director SeaHawk Capital Group, Inc. 122 East 42nd Street Suite: 2900 New York, NY 10168
Stock Symbol: CYNX

Exhibit A

Description of Services to be Rendered

–>	Investment banking advisory services

–>	Institutional relations services and support

–>	Mergers & Acquisitions

–>	Distribution and Distribution Management

–>	Licensing and IP Monetization

–>	Advisory and Business Consulting

Compensation

•	Base Fee: 1 Million shares of company restricted stock upon signing and engaging Seahawk Capital Partners, Inc.

•	50,000 shares of restricted Company common stock per month during the Term of this agreement

•	In addition the consultant will be issued 2 million warrants to purchase common stock according to the following schedule.

Warrants to purchase 2 Million shares of common stock of CYNX expiring in Five (5) years from issuance with a cashless exercise provision.  The warrants are to be equally divided among the following exercise prices (subject to adjustment in the event of stock split or other form of dilution):

–>	$ 0.40

–>	$0.75

–>	$1.50

–>	$2.00

–>	$3.00

–>	$3.50

–>	$4.00

Success Fees:

Initial Capital Requirements arranged directly by Seahawk during the Term

–>	Equity financing (to be determined)
–>	fee = 8% (at market) or 8% (above market) of cash received (not including warrant exercises) payable in cash and 8% warrant coverage

Debt Financing arranged directly by Seahawk during the Term

–>	fee = 4% of cash received (i.e. actually drawn down and advanced) payable in cash and/or stock priced “at market” (Company option)

Mergers & Acquisitions arranged directly by Seahawk during the Term

–>	mergers with, or corporate acquisitions by, the Company – fee = 6% of aggregate transaction value (not including financing components) payable in cash and/or stock priced “at market” (Company option)

–>
acquisitions of technologies (i.e. intellectual property) (other than via merger or corporate acquisition) – fee = 6% of transaction value (not including financing components) payable in cash and/or stock priced “at market” (Company option)

–>	spinoffs – fee = five year warrant to acquire up to that number of shares equal to 5% of the spinoff stock at the same price

Product Licensing & Distribution Arrangements arranged directly by Seahawk during the Term

–>
licensing arrangement for any Company product in any territory – fee = 6% of cash licensing fees actually received by the Company from the licensee plus 3% of net product sales through the licensee in the territory for five years

–>	distributorship arrangement (with no licensing fees) for any Company product in any territory – fee = 6% of net product sales through the distributor in the territory for five years

–>	brokerage arrangement for any Company product in any territory – fee = 4% of net product sales through the broker in the territory for five years

All of the foregoing success fees are inclusive of any additional third party fees.  The terms and conditions of any prospective transaction will be subject to the approval of the Company in its sole discretion.